Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
DATED AS OF SEPTEMBER 16, 2007
BY AND AMONG
ITT CORPORATION,
DONATELLO ACQUISITION CORP.
and
EDO CORPORATION

Table of Contents

Page
ARTICLE I

THE MERGER

Section 1.1 The Merger	1
Section 1.2 Closing	2
Section 1.3 Effective Time	2
Section 1.4 Effects of the Merger	2
Section 1.5 Certificate of Incorporation and By-Laws	2
Section 1.6 Directors	2
Section 1.7 Officers	3

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Shares	3
Section 2.2 Exchange of Certificates	3

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company	6
Section 3.2 Representations and Warranties of Parent and Merger Sub	32

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business	35
Section 4.2 No Solicitation	41

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Proxy Statement; Company Shareholders Meeting; Parent Shareholders Meeting	44
Section 5.2 Access to Information; Confidentiality; Transition Planning	45
Section 5.3 Commercially Reasonable Efforts; Notification	46
Section 5.4 Company Stock Options and Other Incentive Awards	48
Section 5.5 Indemnification, Exculpation and Insurance	49
Section 5.6 Fees and Expenses	50
Section 5.7 Information Supplied	52
Section 5.8 Benefits Matters	52
Section 5.9 Public Announcements	54
Section 5.10 Shareholder Litigation	54
Section 5.11 New Jersey Industrial Site Recovery Act	55

Table of Contents
(continued)
Exhibits
Exhibit A Form of Certificate of Incorporation
Exhibit B Form of By-laws

     AGREEMENT AND PLAN OF MERGER, dated as of September 16, 2007 (this “Agreement”), by and among ITT Corporation, an Indiana corporation (“Parent”), Donatello Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and EDO Corporation, a New York corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of each of the Company, Merger Sub and Parent has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share, par value $1.00 per share, of the Company (individually, a “Company Common Share”, and collectively, the “Company Common Shares”) not owned by Parent, Merger Sub, the Company or any Subsidiary of Parent, Merger Sub or the Company will be converted into the right to receive $56.00 in cash, without interest (the “Merger Consideration”);
     WHEREAS, as a condition of the willingness of Parent to enter into this Agreement, James M. Smith, Frederic B. Bassett, Lisa M. Palumbo and Patricia D. Comiskey (each, a “Shareholder”), have each entered into a Shareholder Voting Agreement dated as of the date hereof (each, a “Voting Agreement”) with Parent, which provides, among other things, that, subject to the terms and conditions thereof, such Shareholder will vote his or her Company Common Shares in favor of the Merger and the approval and adoption of this Agreement; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the “NYBCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). As a result of the Merger and at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, privileges, immunities, powers and purposes and be liable for all of the liabilities, obligations and penalties of Merger Sub in accordance with the NYBCL.
     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Section 6 (other than those conditions that by their terms cannot be satisfied until the time of the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the Closing Date.
     Section 1.3 Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date the Company shall file with the Department of State of the State of New York (the “NY Dept. of State”), a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the NY Dept. of State, or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the Effective Time.
     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 906 of the NYBCL.
     Section 1.5 Certificate of Incorporation and By-Laws.
     (a) The certificate of incorporation of the Company shall be amended as of the Effective Time to be in the form of Exhibit A attached hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
     (b) The by-laws in the form of Exhibit B attached hereto shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
     Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of shareholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

     Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.
ARTICLE II
CONVERSION OF SECURITIES
     Section 2.1 Conversion of Capital Shares. As of the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:
     (a) Shares of Merger Sub. Each common share of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.
     (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Company Common Share that, immediately prior to the Effective Time, is owned directly by the Company as a treasury share, or by Parent or Merger Sub, shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Company Common Share that, immediately prior to the Effective Time, is owned directly by any Subsidiary of the Company, Merger Sub or Parent (other than Merger Sub) shall be converted into and become one validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.
     (c) Conversion of Company Common Shares. All Company Common Shares that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted in accordance with Section 2.1(b)) shall be automatically converted into the right to receive the Merger Consideration payable in respect of such Company Common Shares. As of the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Company Common Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to such Company Common Shares.
     Section 2.2 Exchange of Certificates.
     (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as paying agent in the

Merger and to receive the funds necessary to make the payments contemplated by Section 2.1(c) (the “Paying Agent”). From time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.1(c) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent (such funds being hereinafter referred to as the “Exchange Fund”).
     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but no later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate as of the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of a Certificate in exchange for the Merger Consideration payable in respect of each Company Common Share formerly represented by such Certificate. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares that is not registered in the share transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.
     (c) No Further Ownership Rights in Company Common Shares. All cash paid upon the surrender of a Certificate in accordance with the terms of this Section 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time,

Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Section 2.
     (d) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official or Governmental Entity (as defined in Section 3.1(d)) pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered before the first anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
     (e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by Parent, the posting by such Person of a bond or the provision of other satisfactory indemnity in such reasonable amount as Parent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each Company Common Share formerly represented by such Certificate.
     (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable taxes required to be deducted and withheld by any provision of federal, state, local or foreign law from the consideration otherwise payable pursuant to this Agreement to any Person. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
     (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate who has not theretofore complied with this Section 2 shall thereafter look only to Parent for payment of its claim for the Merger Consideration with respect to the Company Common Shares formerly represented thereby in accordance with Section 2.1, but only as general unsecured creditors thereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of the Company. Except as set forth (i) in any Filed SEC Document (as defined in Section 3.1(e)(i)); or (ii) the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way to make its relevance to the information called for by such other Section or Subsection readily apparent) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
     (a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses in the manner in which it is currently being conducted, except where the failure to be in good standing, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect (as defined in Section 8.3). Each of the Company and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement true and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Significant Subsidiary (as defined in Section 8.3), except the charter and organizational documents of EDO (UK) Limited and its United Kingdom Subsidiaries (which documents are available from the Companies House website at http://www.companies-house.gov.uk), in each case as amended to the date of this Agreement. Neither the Company nor any Significant Subsidiary is in material default or violation of any term or provision of any such document.
     (b) Subsidiaries. Section 3.1(b) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and, are owned by the

Company, by a wholly owned Subsidiary of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.
     (c) Capital Structure.
     (i) The authorized capital shares of the Company consists of 50,000,000 Company Common Shares and 500,000 preferred shares, par value $1.00 per share (together, the “Company Capital Shares”). At the close of business on August 31, 2007, (A) 21,276,214 Company Common Shares were issued and outstanding (other than shares held in treasury), inclusive of 1,011,727 restricted shares and the shares referred to in clause (F) below, (B) 124,939 Company Common Shares were held by the Company in its treasury, (C) 889,723 Company Common Shares were subject to outstanding Company Stock Options (as defined below), (D) 243,775 Share Settled Appreciation Rights (the “SSARs”) were outstanding, (E) 15,500 Company Common Shares were reserved for issuance pursuant to outstanding Restricted Share and Retention Incentive Award Agreements, (F) 1,505,241 allocated Company Common Shares and 1,731,746 unallocated Company Common Shares were held under the Employees Stock Ownership Trust, (G) 1,145,212 additional Company Common Shares are available for issuance pursuant to (1) the 2002 Long Term Incentive Plan, (2) the 2006 Long Term Incentive Plan, (3) the 2002 Non-Employee Director Stock Option Plan, and (4) the 2004 Non-Employee Director Stock Plan (such plans, collectively with the 1996 Long-Term Incentive Plan, the “Company Share Plans”), (H) 5,886,422 Company Common Shares were reserved for issuance upon conversion of the Company’s 4.0% Convertible Subordinated Notes due 2025 (the “Convertible Notes”) and (I) no Company Preferred Shares were issued and outstanding or were held by the Company in its treasury.
     (ii) During the period from August 31, 2007 to the date of this Agreement, (A) there have been no issuances by the Company of capital shares of, or other equity or voting interests in, the Company other than issuances of Company Common Shares pursuant to the exercise of Company Stock Options outstanding on August 31, 2007 as required by their terms as in effect on the date of this Agreement and issuances of Company Common Shares pursuant to Restricted Share and Retention Incentive Award Agreements outstanding on August 31, 2007 as required by their terms as in effect on the date of this Agreement or pursuant to the Company Share Plans, and (B) there have been no issuances by the Company of options, warrants or other rights to acquire capital shares or other equity or voting interests from the Company.

     (iii) Section 3.1(c) of the Company Disclosure Letter contains a true and complete list, as of the close of business on August 31, 2007, of (A) all outstanding options to purchase Company Common Shares granted under the Company Share Plans (collectively, the “Company Stock Options”) and any other options to purchase Company Common Shares, (B) the exercise prices, grant dates and the number of shares subject to such Company Stock Options and other options to purchase Company Common Shares and (C) the grant dates, exercise prices and the number of shares issuable upon conversion of the Convertible Notes.
     (iv) Except as set forth above, at the close of business on August 31, 2007, no capital shares or other securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Capital Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NYBCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.1(d)) to which the Company is a party or otherwise bound. Other than the Convertible Notes, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Shares may vote (“Voting Company Debt”).
     (v) Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, share appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital shares of or other equity interest in, the Company or any Subsidiary of the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights inuring to holders of Company Capital Shares. Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on September 14, 2007, of all such items and matters and the economic terms and conditions thereof. As of the date of this Agreement, there are no outstanding contractual obligations of the

Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital shares of the Company or any of its Subsidiaries.
     (d) Authority; Noncontravention.
     (i) The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The Board of Directors of the Company, at a meeting duly called and held at which directors of the Company constituting a quorum were present, duly adopted resolutions by unanimous vote of the directors present, (w) adopting this Agreement, (x) declaring that it is in the best interests of the Company’s shareholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (y) directing that this Agreement be submitted to a vote at a meeting of the Company’s shareholders, and (z) recommending that the Company’s shareholders adopt this Agreement.
     (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (x) the Company Charter or Company By-laws or the certificate of incorporation or by-laws (or similar organizational documents) of any Subsidiary of the Company, (y) any material loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect or to materially delay the consummation of the Merger.
     (iii) The Company makes no representation or warranty regarding the obligation of any party hereto to novate any of the Government Contracts (as defined below) or subcontracts of such Government Contracts. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a “Governmental Entity”), or termination or expiration of any waiting period under applicable law, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) consents, approvals, authorizations, clearances, compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and all other applicable antitrust or competition laws of foreign jurisdictions, (2) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption by the Company’s shareholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and such other reports under the United States Securities Exchange Act of 1934, as amended (the Exchange Act), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (3) the filing of the Certificate of Merger with the NY Dept. of State and appropriate documents with the relevant authorities of other states and countries in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings, approvals or consents required under the New Jersey Industrial Site Recovery Act, or any similar law or requirement, (5) any filings required by the rules and regulations of the New York Stock Exchange, (6) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 3.1(d) of the Company Disclosure Letter and (7) such other consents, approvals, orders and authorizations of, and registrations, declarations and filings (including those with foreign Governmental Entities) the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or to materially delay the consummation of the Merger.
     (e) SEC Documents.
     (i) The Company has filed with the SEC all forms, reports, schedules, statements, financial statements and other documents required to be filed with the SEC by the Company since December 31, 2003 (together with all information incorporated therein by reference, the “SEC Documents”). No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates or, if amended prior to the date hereof, as of the amendment date, the SEC Documents complied in all material respects with the requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time it was filed or, if amended prior to the date hereof, as of the amendment date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (each, a “Filed SEC Document”) has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (ii) The financial statements (including the notes thereto) of the Company included in the SEC Documents comply as to form, as of their respective dates of filing or, if amended prior to the date hereof, as of the date of filing of the amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except for liabilities and obligations incurred (A) in connection with this Agreement or the transactions contemplated hereby or (B) reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2006, including the notes thereto, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.
     (iii) Since December 31, 2003, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. Section 3.1(e)(iii) of the Company Disclosure Letter sets forth, as of the date hereof, a schedule of all outstanding loans to officers or directors of the Company and the payment status thereof, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
     (iv) The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Documents.
     (v) The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply in all material respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (vi) The Company has disclosed, based on the most recent evaluation by the chief executive officer and the chief financial officer of the Company, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (vii) As of the date hereof, the Company has not identified any material control deficiencies.
     (f) Absence of Certain Changes or Events. From June 30, 2007 through the date hereof, there has not been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. From June 30, 2007 through the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been:
     (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a wholly owned Subsidiary of the Company to its parent and regular quarterly dividends on Company Common Shares;
     (ii) any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests;
     (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries;
     (iv) except as required to comply with applicable law, any provision of any Employee Plan, the Company’s compensation policies as in effect on the date hereof or in the ordinary course of business consistent with past practice, (A) any granting by the Company or any of its Subsidiaries to any current or former director or executive officer of any increase in compensation, bonus or other benefits or (B) any granting to any current or former director or executive officer of the right to receive any severance or termination pay, or increases therein;
     (v) except (A) as expressly required under any Employee Plan existing on June 30, 2007 or disclosed in the Filed SEC Documents or in any Form 4 filed with the SEC at least two Business Days prior to the date hereof, (B) as required to comply with applicable law or (C) payments or grants in the ordinary course of business consistent with past practice to any non-executive officer, any payment of any benefit or the grant or amendment of any award in respect of stock options, share appreciation rights, performance awards, restricted shares or other share-based or share-related awards or the removal or modification of any restrictions in any Employee Plan or awards made thereunder;
     (vi) except as required to comply with applicable law (including but not limited to amendments to the extent necessary to bring Employee Plans into compliance with Section 409A of the Code without material increase in costs to the Company of such plans, as amended, to comply with such Section 409A) and for termination, adoptions and amendments of broad-based Employee Plans or non-executive officer Employee Plans in the ordinary course of business consistent with past practice, (A) any termination, adoption, or amendment or any agreement to terminate, adopt or amend in any material respect any Employee Plan (including any such plan that would constitute an Employee Plan if it were to be adopted and including any related trust agreement or other operative agreement relating to an Employee Plan), (B) change or agreement to change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan or (C) any change in the timing or manner in which contributions to any Employee Plan are made or the basis on which such contributions are determined;
     (vii) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable law or regulations;
     (viii) any revaluation by the Company or any of its Subsidiaries of any assets that are material to the Company and its Subsidiaries, taken as a whole;
     (ix) any consummation of, or entrance into any agreement for, any acquisition, by means of merger or otherwise, of any business, rights, assets or securities or any sale, lease, license, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $5,000,000 or more (inclusive of assumed debt), except for purchases or sales made in the ordinary course of business and consistent with past practice;
     (x) prior to the date hereof, any resignation or termination, or notice of any pending resignation or termination, of any executive officer of the Company; or
     (xi) any material increase or decrease in the aggregate number of Persons employed by the Company and its Subsidiaries, taken as a whole, except increases or decreases in the ordinary course of business consistent with past practice.
     (g) Litigation. Section 3.1(g) of the Company Disclosure Letter sets forth a list of all material suits, claims, actions, settlements, arbitrations, investigations or proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries or any of the Company’s directors and executive officers (in their capacity as such) or assets. There is no suit, claim, action, settlement, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries or any of the Company’s directors and executive officers (in their capacity as such) or assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity or arbitrator outstanding against, or to the Knowledge of the Company, any material investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
     (h) Compliance with Laws and Regulations. Except with respect to Environmental Laws (as defined in Section 3.1(i)), employees, employee benefits and ERISA (as defined in Section 3.1(j)(i)) and taxes (as defined in Section 3.1(k)(xii)), which are the subject of Sections 3.1(i), 3.1(j) and 3.1(k), respectively:
     (i) the Company and its Subsidiaries and their relevant personnel and operations, are, and have been, in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (ii) none of the Company or any of its Subsidiaries has received a notice or other written communication alleging or relating to a possible violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations, except for notices or other written communications alleging or relating to possible violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (iii) the Company and its Subsidiaries have in effect in each relevant jurisdiction all permits, licenses, registrations, waivers, variances, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except where the failure to hold such Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (iv) there is no current or threatened complaint, investigation, enforcement or other proceeding relating to such Permits made by or to any Governmental Entity, except where such complaint, investigation, enforcement or other proceeding has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (v) there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violations, defaults or events that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (vi) neither this Agreement nor the Merger, in each case in and of itself, would reasonably be expected to cause the revocation, cancellation, amendment or non-renewal of any such Permit, except for revocations, cancellations, amendments and non-renewals that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
     (vii) as of the date of this Agreement, Section 3.1(h) of the Company Disclosure Letter sets forth all charges, fines and penalties in excess of $100,000 in the aggregate that have been assessed against or are due from the Company or any of its Subsidiaries by any Governmental Entity (other than, or with respect to, taxes) that have not been paid in full.
     (i) Environmental Matters. Other than exceptions to any of the following that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
     (i) Each of the Company and its Subsidiaries possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations as currently conducted; neither the Company nor any of its Subsidiaries has received any communication indicating that any such Environmental Permit may be revoked, adversely modified, or not re-issued, and to the Knowledge of the Company there is no basis for any such revocation, adverse modification, or non-reissuance.
     (ii) Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below) and all applicable

Environmental Permits, and has not violated any such Environmental Laws or Environmental Permits.
     (iii) None of the Company and its Subsidiaries has received any (A) communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is liable under any Environmental Law or (B) request for information pursuant to applicable Environmental Laws concerning the Release (as defined below) of Hazardous Materials (as defined below) or compliance with Environmental Laws.
     (iv) There are no Environmental Claims (as defined below) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
     (v) None of the Company and its Subsidiaries has entered into any consent decree, agreement or order or is subject to any judgment, decree or judicial or administrative order imposing any material liability or requirement to investigate or clean up any Hazardous Materials under any applicable Environmental Law.
     (vi) There have been no Releases of any Hazardous Materials at any Owned Real Property or any Leased Real Property or, to the Knowledge of the Company, at any other location, that would reasonably be expected to form the basis of any Environmental Claim against or affecting the Company or any of its Subsidiaries.
     All reports, non-privileged memoranda and other similar documents concerning environmental assessments, studies, compliance audits, or other environmental reviews, which contain material information relating to the Company or any of its Subsidiaries and are in the possession or reasonably within the control of the Company or any of its Subsidiaries, have been made available to Parent.
     For the purposes of this Agreement: (A) “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of noncompliance, liability or violation by any Governmental Entity or other Person alleging liability arising out of, based on or related to any Environmental Law, including matters arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries, or (y) circumstances forming the basis of any violation or alleged violation of, or liability or obligation under, any Environmental Law or Environmental Permit; and (ii) any and all claims by any Person seeking damages (including natural resource damages and restoration costs, investigation costs, and attorney, expert and consultant costs and expenses), contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release, or exposure to, any Hazardous Material; (B) “Environmental Laws” means all laws (including the common law), rules, regulations, statutes, directives, codes, orders, decrees, notices, government enforcement policies, common law, judgments, treaties or binding agreements, as applicable, in each case issued, promulgated by, or entered into with, any Governmental Entity relating in any way to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata), the preservation or reclamation of natural resources, the protection of human health as it relates to exposure to Hazardous Materials or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Materials; (C) “Environmental Permits” means all Permits arising under or relating to Environmental Laws; (D) “Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant (i) that is or contains radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum byproducts and derivatives, or radon gas or (ii) that is prohibited, limited or regulated by or pursuant to any Environmental Law or that is regulated, defined, listed or identified under any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder; and (E) “Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, discharging, escaping, leaching, dumping, disposing, dispersing, injecting, depositing, emptying, seeping, placing, emanating or migrating in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata) or within any building, structure, facility or fixture.
     (j) Employee Benefit Plans.
     (i) Section 3.1(j)(i) of the Company Disclosure Letter contains a true and complete list of all material Employee Plans. “Employee Plans” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, severance or similar contracts, plans or policies and other plans (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock or equity related rights, incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), under which (A) any current or former employee, director or consultant of the Company or its Subsidiaries (“Company Employees”) has any present or future right to benefits and that is maintained or contributed to by the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has any present or future liability, other than benefit arrangements required by applicable law.

     (ii) With respect to each material Employee Plan (and, if applicable, related trusts, funding agreements or insurance policies), the Company has made available a current and complete copy thereof and all amendments thereto, and to the extent applicable, (i) for the most recent plan year (A) annual actuarial valuation reports, (B) Form 5500 including, all schedules thereto and Form 990, if applicable and (C) audited financial reports, prepared in connection with any Employee Plan or related trust, (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications by the Company or its Subsidiaries to the Company Employees concerning post-retirement health and life insurance benefits; and (iv) a summary of any material amendments or changes scheduled to be made to the Employee Plan during the twelve months immediately following the date hereof.
     (iii) (A) Each Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service (“IRS”) to the effect that such Employee Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending with the IRS an application for such letter, and all terms and conditions of each determination letter have been timely complied with; (B) each Employee Plan that is intended to be qualified as an employee stock ownership plan (“ESOP”) within the meaning of Section 4975(e)(7) of the Code has received a favorable determination letter from the IRS or has pending an application for a favorable determination letter from the IRS to the effect that such Employee Plan is qualified as an ESOP under said Code section; (C) no such determination letter has been revoked or denied nor, to the Knowledge of the Company, has revocation or denial been threatened, and, to the Knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to result in the revocation or denial of any determination letter; (D) no Employee Plan has been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or its funding; (E) each Employee Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, that are applicable to such Employee Plan. No; (F) no material events have occurred with respect to any Employee Plan (including, for this purpose, under any similar contract, plan or policy that is maintained or contributed to by a Commonly Controlled Entity (as defined below) (each, a “CCE Employee Plan”)) that would reasonably be expected to result in payment or assessment by or against the Company or, to the Knowledge of the Company, any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer (a “Commonly Controlled Entity”)

under the Code or ERISA, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (iv) The Company has not maintained, contributed to or been obligated to contribute to any Employee Plan or a CCE Employee Plan with respect to which the Company or any Commonly Controlled Entity has unfunded liabilities based upon the assumptions utilized in the audited financial statements of the Company included in the Filed SEC Documents under any Employee Plan subject to ERISA, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All contributions and premiums required to be made under the terms of any Employee Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed SEC Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (v) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Employee Plan for retired, former or current employees of the Company or any of its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.
     (vi) Except as specifically provided herein, no amount will become payable or allocable and no benefit will vest under any Employee Plan solely as a result of the consummation of the transactions by the Company contemplated by this Agreement. The deduction of any amount payable pursuant to the terms of the Employee Plans (including by reason of the transactions contemplated hereby) will not be subject to disallowance under Section 280G of the Code solely as a result of the consummation by the Company of the transactions contemplated by this Agreement. Each Employee Plan that provides for the payment of nonqualified deferred compensation within the meaning of and subject to 409A of the Code has since January 1, 2005 been operated in good faith compliance with Section 409A of the Code and the applicable guidance promulgated thereunder by the United States Treasury Department and the IRS.
     (vii) Except as specifically provided herein, the consummation of the Merger and the other transactions contemplated hereby will not (x) entitle any director, officer or employee of the Company or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount allocable or payable or trigger any other material obligation pursuant to, any of the Employee Plans or (z) result in any breach or violation of, or any default under, any of the Employee Plans.

     (viii) Neither the Company nor any Commonly Controlled Entity nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA, with respect to which the Company or any Commonly Controlled Entity has any actual or contingent liability.
     (ix) There is no pending or, to the Knowledge of the Company, threatened litigation, investigation, action, suit, audit or proceeding relating to and of the Employee Plans before any Governmental Entity, except any litigation, investigation, action, suit, audit or proceeding that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (x) The aggregate funding status as of December 31, 2006 of the Employee Plans that are defined benefit pension plans is disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on file with the SEC and such disclosure is true and correct in all material respects.
     (xi) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all employee benefit plans established or maintained by non-United States Subsidiaries of the Company (each, a “Foreign Benefit Plan”) are in compliance with applicable foreign law, and (B) any such Foreign Benefit Plan required to be registered under applicable law has been so registered and has been maintained in good standing with all applicable regulatory authorities.
     (xii) No Employee Plan is contributed to, directly or indirectly, by any Governmental Entity and the transactions contemplated by this Agreement will not constitute a “segment closing” under any Cost Accounting Standards provision that would necessitate any payment in respect of any Employee Plan to a Governmental Entity.
     (xiii) Each Company Stock Option (A) was granted in compliance with all applicable laws and all of the applicable terms and conditions of the Company Share Plans pursuant to which it was issued, and (B) has an exercise price per Company Common Share equal to or greater than the fair market value of each Company Common Share on the date of such grant.
     (k) Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
     (i) Each of the Company and its Subsidiaries has timely filed or caused to be filed with the appropriate tax authority or other Governmental Entity all tax returns required to be filed by it and all such tax returns are complete and accurate. Each of the Company and its Subsidiaries has timely paid or caused to be paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes otherwise due and payable (excluding any taxes that the Company or any of its Subsidiaries are contesting in good faith in appropriate proceedings and for which adequate reserves have been taken to the extent so required under U.S. GAAP), and its most recent financial statements included in the Filed SEC Documents reflect an adequate reserve for all taxes not yet due but that are payable for periods or portions thereof accrued through the date of such financial statements.
     (ii) As of the date of this Agreement, there is no written claim of deficiency, audit examination, refund litigation, proposed written adjustment or matter in controversy with any tax authority with respect to any taxes of the Company or any of its Subsidiaries whether or not with respect to a tax return filed by the Company or any of its Subsidiaries.
     (iii) As of the date of this Agreement, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.
     (iv) As of the date of this Agreement, no Liens for taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries except for statutory Liens for taxes not yet due or payable and for Liens for taxes that the Company or any of its Subsidiaries are contesting in good faith in appropriate proceedings, which proceedings are listed in Section 3.1(k)(iv) of the Company Disclosure Letter.
     (v) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any (A) tax sharing agreement or (B) tax indemnity agreement other than any such agreement contained in ordinary course commercial agreements, employment agreements or leases, in each case except for any agreement or liability solely among the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for any taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or comparable provision of foreign, state or local law).
     (vi) The Company and each of its Subsidiaries have, within the time and the manner prescribed by law, withheld from and paid over to the proper tax or governmental authorities all amounts required to be withheld and paid over under applicable laws (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign laws).

     (vii) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) and any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) has been appropriately reported.
     (viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Effective Time).
     (ix) Neither the Company nor any of its Subsidiaries has entered into any closing agreement that applies to any tax year beginning after the Closing Date pursuant to section 7121 of the Code (or any similar provision of any Principal State) in respect of income taxes.
     (x) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any waiver of any federal or Principal State statute of limitations with respect to, or any extension of a period for the assessment of, any income tax.
As used in this Agreement, (A) “taxes” or “Taxes” shall mean any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kinds (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority or Governmental Entity, including income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital shares, payroll, franchise, gains, stamp, transfer and recording taxes and (B) “tax return” or “Tax Return” shall mean any return, declaration, report, document, claim for refund, estimate, information return or other statement or information required to be filed or supplied to any tax authority or Governmental Entity with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.
     (l) Voting Requirements. The affirmative vote at the Company Shareholders Meeting (as defined in Section 5.1(c)) or any adjournment or postponement thereof of the holders of two-thirds of the outstanding Company Common Shares in favor of adopting this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s capital shares necessary to approve or adopt this Agreement or the Merger. No affirmative vote of the holders of any of the Company Common Shares is required to approve any transaction contemplated hereby other than the consummation of the Merger.

     (m) State Takeover Statutes. The Company Shareholder Approval constitutes approval of this Agreement and the Merger for purposes of Section 912 of the NYBCL such that no other action or approval of the Board of Directors of the Company or any Person is needed to exempt this Agreement, the Shareholders Agreements, the Merger or the other transactions contemplated hereby or thereby from the restrictions of Section 912 of the NYBCL. No other state takeover or similar statute or regulation is applicable to this Agreement, the Voting Agreements, the Merger or the other transactions contemplated hereby or thereby.
     (n) Brokers; Schedule of Fees and Expenses. Except for Citigroup Global Markets Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.
     (o) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Shares pursuant to this Agreement is fair, from a financial point of view, to such holders, a signed copy of which opinion will be delivered to Parent solely for informational purposes after receipt thereof by the Company.
     (p) Intellectual Property.
     (i) The Company and its Subsidiaries own, or have validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, domain names, copyrights, database rights, design rights, know-how, trade secrets and other proprietary intellectual property rights, whether registered or unregistered (collectively, “Intellectual Property Rights”), that are material to the conduct of any business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken all commercially reasonable steps to protect and maintain the Intellectual Property Rights owned by the Company and its Subsidiaries, including by requiring its employees and contractors to assign their rights in any proprietary Intellectual Property Rights to the Company; provided however, that the Company does not have the right to prohibit the U.S. government from using certain technologies developed or acquired by the Company or to prohibit third party companies, including the Company’s competitors, from using such technologies in providing products and services to the U.S. government.
     (ii) All registered Intellectual Property Rights owned by the Company or its Subsidiaries (collectively, “Registered Intellectual Property Rights”) have been disclosed in Section 3.1(p) of the Company Disclosure Letter and none is subject to any Lien (other than Permitted Liens or as disclosed in Section 3.1(p) of the Company Disclosure Letter) in favor of a third party and other than licenses granted to third parties in the ordinary course of business; provided however, that the Company does not have the right to prohibit the U.S. government from using certain technologies developed or acquired by the Company or to prohibit third party companies, including the Company’s competitors, from using such technologies in providing products and services to the U.S. government. Each material Registered Intellectual Property Right has not expired or been abandoned or cancelled and, to the Knowledge of the Company, is valid and enforceable.
     (iii) As of the date hereof, no material claims (other than as disclosed in Section 3.1(g) of the Company Disclosure Letter are pending or, to the Knowledge of the Company, threatened by any Person, claiming that the Company or any of its Subsidiaries is infringing or otherwise violating the Intellectual Property Rights of any Person (i) with regard to the use of any Intellectual Property Right or (ii) in the operation or conduct of any business of the Company and its Subsidiaries as that business is currently carried out. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are infringing or otherwise violating the Intellectual Property Rights of any Person by the conduct of any business of the Company and its Subsidiaries as currently conducted.
     (iv) No Person is infringing, or otherwise violating, in any material respect, the rights of the Company or any of its Subsidiaries with respect to any material Registered Intellectual Property Right; provided however, that the Company does not have the right to prohibit the U.S. government from using certain technologies developed or acquired by the Company or to prohibit third party companies, including the Company’s competitors, from using such technologies in providing products and services to the U.S. government. Neither the Company nor any Subsidiary has performed prior acts or is engaged in current conduct or use, and to the Knowledge of the Company, there exists no prior act or current use by any third party, that would void or invalidate any Intellectual Property Right of the Company that is material to the conduct of any business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, the Company and its Subsidiaries have not disclosed to third parties any material confidential information of the Company or its Subsidiaries that the Company or its Subsidiaries wish to keep confidential other than subject to an obligation to maintain the confidentiality of such information.
     (v) The Company and its Subsidiaries take reasonable precautions to protect the confidentiality, integrity and security of their material software and systems.

     (q) Insurance. Section 3.1(q) of the Company Disclosure Letter contains a complete and accurate list of all material insurance policies (the “Insurance Policies”) of the Company and its Subsidiaries as of the date hereof with coverage exceeding an amount equal to $1,000,000, except insurance policies relating to employee welfare and benefit plans. With respect to each Insurance Policy, except as has not had and would not reasonably be expected to have a Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable by the Company or one of its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) in a manner that would prejudice the Company or its Subsidiaries from making a material claim, and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Insurance Policy; (iii) no notice of cancellation or termination of, or general disclaimer of liability under, any such Insurance Policy has been received.
     (r) Real and Personal Property.
     (i) Section 3.1(r)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company and its Subsidiaries as of the date hereof (collectively, the “Owned Real Property”). With respect to each such parcel of Owned Real Property that is necessary to the conduct of a material business of the Company and its Subsidiaries, (A) such parcel is free and clear of all Liens, except for (1) Occupancy Agreements (as defined below) set forth in Section 3.1(r)(i) of the Company Disclosure Letter; (2) Liens for taxes, assessments or similar charges that are not yet due and payable; (3) Liens of landlords, mechanics, materialmen, warehousemen or other like Liens that are not yet due and payable or are being contested in good faith; and (4) Liens incurred after the date hereof in connection with capital leases and purchase money financings expressly permitted by Section 4.1(a) and covering only the assets subject to, financed by or acquired as a result of, such capital leases and/or purchase money financings (each of the foregoing (1) through (4), a “Permitted Lien”); (B) no Person (other than the Company or any Subsidiary) is in possession of such material Owned Real Property or any material part thereof except pursuant to any lease, sublease, license or other occupancy agreement pursuant to which the Company is a lessor or sublessor (“Occupancy Agreements”) or where possession would not have a material effect on the use of the property by the Company or its Subsidiaries; (C) there are no outstanding rights of first refusal or options to purchase such material Owned Real Property; (D) the Company or its Subsidiaries have good and marketable fee simple title to such material Owned Real Property except for Permitted Liens; (E) the Company and/or its Subsidiary have adequate rights of ingress and egress with respect to such material Owned Real Property and the improvements located thereon; except as would not, individually or in the aggregate, reasonably be expected to materially impair the operations of the Company or the ownership or use of the Owned Real Property; and (F) neither such material Owned Real Property nor any improvement located thereon, nor the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable law in any material respect. Neither the Company nor any of its Subsidiaries has assigned, mortgaged, deeded in trust or otherwise transferred or encumbered any Owned Real Property except for Permitted Liens.
     (ii) Section 3.1(r)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Leases (as defined below). (A) All of the leases, licenses, tenancies, subleases and all other occupancy agreements under which the Company or any of its Subsidiaries leases, subleases, uses or occupies or has the right to use or occupy, now or in the future, any real property that is necessary to the conduct of a material business of the Company and its Subsidiaries (“Leases”) (the leased and subleased space or parcel of real property thereunder being collectively, the “Leased Real Property”) are in full force and effect; (B) neither the Company nor any of its Subsidiaries is in material default under the Leases, and to the Knowledge of the Company no event has occurred which, with notice or lapse of time, would constitute a material default by the Company or any of its Subsidiaries under the Leases; (C) the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and the right to quiet enjoyment of, the Leased Real Properties leased by it as tenant or subtenant; and (D) neither the Company nor any of its Subsidiaries has assigned, mortgaged, deeded in trust or otherwise transferred or encumbered the Leases except for Permitted Liens.
     (iii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company or one of its Subsidiaries has good title to all personal property reflected in the latest audited balance sheet included in the SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business (except personal property sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except Permitted Liens.
     (s) Labor Matters. The Company is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or organization. Neither the Company nor any of its Subsidiaries is the subject of any suit, action or proceeding that is pending or, to the Knowledge of the Company, threatened, asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state or foreign statutes or regulations) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that has had or would reasonably be expected to have a Material Adverse Effect. No strike or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has there been any such strike within the past three years. To the Knowledge of the Company, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity. The Company and its Subsidiaries are in material compliance with all applicable laws, agreements, contracts, policies, plans and programs relating to employment, employment practices and the termination of employment, including but not limited to any obligations pursuant to employee health and safety requirements and to the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws, except as would not reasonably be expected to have a Material Adverse Effect. No action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of employees of the Company or its Subsidiaries is pending, or, to the Knowledge of the Company, threatened which, if adversely decided, may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any material consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.
     (t) Contracts. Except for those Contracts filed as exhibits to the Filed SEC Documents, Government Contracts (as defined below) or Contracts that cannot be disclosed as a result of applicable laws relating to the exchange of information, Section 3.1(t) of the Company Disclosure Letter sets forth each Contract that the Company or any Subsidiary is a party to or bound by, as of the date hereof, that:
     (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
     (ii) restricts in any material respect the Company or any Subsidiary or, to the Knowledge of the Company, that would, after the Effective Time, materially restrict Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any successor thereto from engaging or competing in any material line of business in any geographic area.
     (iii) is a loan and credit agreement, note, debenture, bond, indenture or other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $5,000,000 is outstanding or may be incurred, other than any such Contract between or among any of the Company or any of its Subsidiaries;

     (iv) by its terms calls for aggregate payments to or by the Company or any of its Subsidiaries of more than $5,000,000, except for any such Contract that may be canceled, without any penalty or other liability to the Company or any of its Subsidiaries in excess of $500,000, within one year;
     (v) was entered into after January 2, 2000, to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $5,000,000 except for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions and dispositions of inventory);
     (vi) involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument;
     (vii) constitutes a joint venture, partnership, limited liability or other similar agreement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole; or
     (viii) is an agreement with respect to the employment of any director or executive officer of the Company.
Each Contract of the type described in this Section 3.1(t) is referred to herein as a “Company Contract”. Each Company Contract (and each “standstill” agreement that restricts the Company or any of its Subsidiaries from acquiring the shares or assets of another Person) is valid and binding on the Company or Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for bankruptcy and similar laws affecting the enforcement of creditors’ rights generally or the availability of equitable remedies, and the Company or Subsidiary party thereto have performed all obligations required to be performed by them to the date hereof under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it under such Company Contract, except, in each case, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (u) Government Contracts.
     (i) Since January 1, 2004, with respect to each executory Government Contract (as defined below) or outstanding Bid (as defined below) to which the Company or any of its Subsidiaries is a party: (A) the Company and each of its

Subsidiaries has complied in all material respects with all material terms and conditions of such Government Contract or Bid; (B) the Company and each of its Subsidiaries has complied in all material respects with all material requirements of any statutes, rules, regulations, orders or agreements with the U.S. Government pertaining to such Government Contract or Bid; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete in all material respects as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations and certifications; (D) neither the U.S. Government, nor any prime contractor, subcontractor or other Person, has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has materially breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement; (E) no termination notice has been received or, to the Knowledge of the Company, issued, and no cure notice or show cause notice has been received or, to the Knowledge of the Company, issued and not resolved or cured; (F) no cost incurred by the Company or any of its Subsidiaries pertaining to such Government Contract or Bid is the subject of a criminal or civil fraud investigation known to the Company or a written notice of intent to disallow the cost by the contracting officer; (G) no money due the Company or any of its Subsidiaries pertaining to such Government Contract has been withheld (other than in the ordinary course of business and other than in the ordinary course of a dispute) or formally set off; and (H) each such Government Contract is valid and binding on the Company or the Company’s Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. “Government Contract” means any Contract with any agency of the United States Government or any foreign government, and any subcontract under such Government Contract, “executory Government Contract” means a Government Contract that has not been closed by the U.S. Government, prime contractor or subcontractor, as appropriate, and “Bid” means any outstanding quotation, bid or proposal which, if accepted or awarded, would lead to a Government Contract.
     (ii) Since January 1, 2004, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ directors, officers, employees, consultants or agents is (or for the last three years has been) convicted or had a civil judgment rendered against them, or under administrative, civil or criminal investigation, indictment or information, or audit (other than routine contract audits) or material internal investigation or audit for fraud or a criminal offense or with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid.

     (iii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants or agents is (or at any time during the last three years has been) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for U.S. Government contracting and has had no suspension or debarment action commenced against them. To the Knowledge of the Company, no facts or circumstances exist that would warrant suspension or debarment proceedings against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has, within the past three years, been terminated for default under any Government Contract. Neither the Company nor any of its Subsidiaries has made any voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to performance under a Government Contract or Bid.
     (iv) Since January 1, 2004, no Governmental Entity nor any prime contractor or subcontractor has asserted any claim or any other action for relief arising or relating to any Government Contract or Bid nor initiated any dispute proceeding against the Company under the Contract Disputes Act or any other Federal statute, for an amount that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has asserted any claim or any other action for relief arising or relating to any Government Contract or Bid nor initiated any dispute proceeding against any Governmental Entity, prime contractor, subcontractor, vendor or third party for an amount where the failure to win such claim or action would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any financial interest in any claim filed under the Contract Disputes Act against the U.S. Government arising under or relating to any Government Contract or Bid. Neither the Company nor any of its Subsidiaries has any financial interest in any formal claim filed by or with a prime contractor or higher tier subcontractor arising under or relating to any Government Contract.
     (v) Since January 1, 2004, the Company and each of its Subsidiaries has complied in all material respects with the National Industrial Security Program Operating Manual and their respective facility clearances.
     (v) Government-Furnished Property or Equipment. The Company and its Subsidiaries have complied in all material respects with all of their obligations relating to Government Furnished Items under any Government Contract. “Government Furnished Items” means any material personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company or any of its Subsidiaries by or on behalf of the U.S. Government that relates to the business of the Company or any of its Subsidiaries, is being used in the conduct of the business of the Company or any of its Subsidiaries and is or should be in the possession of the Company or its Subsidiaries for use in their business.
     (w) Absence of Unlawful Payments. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any director, officer, agent, distributor, employee or other person associated with, or acting on behalf of, the Company or any of its Subsidiaries has violated or is in violation of (i) the anti bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (ii) the books and records provisions of the FCPA as they relate to any payment in violation of the anti bribery provisions of the FCPA.
     (x) OFAC. The Company and its Subsidiaries are, and have at all times been, in material compliance with all statutory and regulatory requirements of the laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).
     (y) Export Controls. The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (“ITAR”) (22 CFR 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any written communication alleging that it is not in compliance with the Export Control Laws.
     Section 3.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”, each of the Company Disclosure Letter and the Parent Disclosure Letter, a “Disclosure Letter”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
     (a) Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has all requisite corporate power or other power, as the case may be, and authority to carry on its business as now being conducted, except where the failure to be in good standing, individually or in the aggregate, has not and would not reasonably be expected to prevent or materially impede the consummation of the Merger.

     (b) Merger Sub Shares. All of the issued and outstanding capital shares of Merger Sub are owned, directly or indirectly, by Parent. The outstanding shares of Merger Sub have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).
     (c) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties or assets is subject or otherwise under which Parent or any of its Subsidiaries have rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually and in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or termination or expiration of any waiting period under applicable law, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) consents, approvals, authorizations, clearances, compliance with and filings under the HSR Act and all other applicable antitrust or competition laws of foreign jurisdictions, (2) the filing with, or furnishing to, the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (3) the filing of the Certificate of Merger with the NY Dept. of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings listed in Section 3.2(c) of the Parent Disclosure Letter, and (5) such other consents, approvals, orders and authorizations of, and registrations, declarations and filings (including those with foreign Governmental Entities) the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     (d) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated hereby.
     (e) Financing. Parent has or will have at the Effective Time sufficient funds available to provide for payment of the aggregate Merger Consideration and all other payments due or payable by Parent or Merger Sub hereunder.
     (f) Litigation. There is no suit, claim, action, settlement, investigation or proceeding pending or, to the Knowledge of the Parent, threatened against or involving Parent, Merger Sub or any of Parent’s directors and executive officers (in their capacity as such) or assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity or arbitrator outstanding against, or to the Knowledge of Parent, any material investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity against, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.
     (g) Vote/Approval Required. No vote or consent of the holders of common shares of Parent is necessary to approve this Agreement or the Merger. The vote or consent of Parent as the sole shareholder of Merger Sub (which has been obtained) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement, the Merger or the other transactions contemplated by this Agreement.
     (h) Brokers and Expenses. Except for Lazard Freres & Co. LLC and UBS Securities LLC, neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this

Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.
     (i) International Trade and Export Controls. Neither Parent nor Merger Sub, nor any of their subsidiaries, is identified on the list of “Specially Designated Nationals and Blocked Persons” (“SDNs”) maintained by OFAC within the United States Department of the Treasury. Neither Parent or Merger Sub, nor any of their respective controlled subsidiaries, are involved in business arrangements or otherwise engaged in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving any SDNs, in any case, in violation of the regulations maintained by OFAC.
     (j) Ownership of Shares. As of the date hereof or at any time prior to the Effective Time, neither Parent nor Merger Sub owns any Company Common Shares, beneficially, of record or otherwise.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 4.1 Conduct of Business.
     (a) Conduct of Business by the Company. Except as set forth in Section 4.1(a) of the Company Disclosure Letter, as expressly contemplated or permitted by this Agreement, or as may be required by applicable law or the requirements of the NYSE (including any listing agreement with the NYSE), without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts (i) to carry on their respective businesses in the ordinary course substantially consistent with past practice, (ii) to preserve their assets and technology in accordance with present practices, ordinary wear and tear excepted and (iii) to keep available the services of their current officers and key employees and preserve their relationships with customers, suppliers and others having significant business dealings with them. Without limiting the generality of the foregoing, except as set forth in Section 4.1(a) of the Company Disclosure Letter, as consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned) or as expressly contemplated or permitted by this Agreement, during the period from the date hereof to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property) in respect of, any of its capital shares or other equity or voting interests except (1) for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and (2) for regular quarterly cash dividends payable to the shareholders of the Company in an amount not to exceed $0.03 per share, (B) purchase, redeem or otherwise acquire any capital shares of, or other equity or voting interests in, the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other interests (other than issuances or grants of Company Common Shares pursuant to the exercise of Company Stock Options or warrants outstanding on such date as required by their terms as in effect on the date hereof) or (C) split, combine or reclassify any of its capital shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital shares or other equity or voting interests;
     (ii) issue, deliver, sell, pledge or otherwise encumber any Company Common Shares, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, interests or securities or any share appreciation rights or other rights that are linked to the price of Company Common Shares (other than (A) normal and off-cycle grants of Company SSARs and shares of restricted stock in the ordinary course consistent with past practice; provided that such off-cycle grants shall not exceed, in the aggregate, 5,000 SSARs and 5,000 shares of restricted stock and that no such off-cycle grants are made to executive officers or directors of the Company or its Subsidiaries; provided, further that such normal-cycle grants (other than grants pursuant to Directors’ compensation arrangements described in the Filed SEC Documents, which shall be made in accordance with such description) shall not exceed, in the aggregate, the total number of SSARs and shares of restricted stock granted on the normal-cycle grant date immediately preceding such grant; (B) the issuance of Company Common Shares upon the exercise of Company Stock Options, SSARs and other rights to acquire Company Common Shares described in Section 3.1(c) of this Agreement and Section 3.1(c) of the Company Disclosure Letter in accordance with the terms of such Company Stock Options, SSARs or other rights as in effect on the date hereof or as may be granted pursuant to subclause (A) of this Section 4.1(a)(ii); (C) subject to Section 5.4(c), pursuant to rights to acquire shares of Company Common Shares issued under the current terms of any Employee Plan; or (D) the issuance of Company Common Shares in accordance with the terms of the Convertible Notes);
     (iii) amend its certificate of incorporation or by-laws (or similar organizational documents);
     (iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture, association, limited liability company or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or

(B) except for capital expenditures (which are subject to Section 4.1(a)(vii)), any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than purchases of raw materials, equipment, supplies and inventory necessary to satisfy the orders made under Government Contracts or in the ordinary course of business consistent with past practice;
     (v) directly or indirectly sell, lease, license or otherwise dispose of, or subject to any Lien (other than Permitted Liens) any material properties, rights or assets (including any Contract with Customers) or any interest therein that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except sales of raw materials, equipment, supplies, inventory and obsolete assets in the ordinary course of business consistent with past practice;
     (vi) (A) incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice; or (B) make any loans, advances (other than in connection with indemnification obligations to the Company’s officers and directors), or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;
     (vii) make or agree to make any new capital expenditures (including capital leases), except capital expenditures made in the ordinary course of business consistent with past practice and current plans;
     (viii) pay, discharge, settle or satisfy any material claims (including any claims of shareholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which the Company or any of its Subsidiaries is a party; provided however, that the Company shall be permitted to pay, discharge, settle, or satisfy any material claims, liabilities or obligations, in an individual amount not to exceed $1,000,000 and an aggregate amount not to exceed $3,500,000; provided further, that the Company and its Subsidiaries shall make no admission of guilt or grant any equitable relief of any kind in any such payment, discharge, settlement or satisfaction;
     (ix) with respect to any employee or director of the Company or its Subsidiaries, except as provided on Section 4.1(a) of the Company Disclosure Letter, (A) grant any loan or increase in compensation (including incentive compensation), benefits or perquisites, (B) grant any increase in severance or termination pay or termination benefits, (C) enter into any employment, loan, retention, consulting, indemnification, or similar agreement, (D) enter into any change of control, severance, termination or similar agreement, (E) amend, waive or otherwise modify in any material respect any of the terms of any employee option, warrant or stock option plan of the Company or any Subsidiary, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan or other Contract, (G) take any action to accelerate the allocation of or the eligibility for benefits or the vesting or payment of any compensation or benefit under any Employee Plan or other Contract or (H) establish or amend any Employee Plan or trust agreement or other operative document relating to any Employee Plan. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to do the following without the prior written consent of the Parent: (a) amend or otherwise modify any Employee Plan or other plan, program, policy, agreement or arrangement to the extent it shall determine to be reasonably necessary to avoid subjecting any amounts payable thereunder to the additional tax imposed under Section 409A of the Code that does not result in any material cost to the Company and its Subsidiaries; (b) take such actions as are permitted under Section 4.1(a)(ii) of the Agreement, which is hereby incorporated by reference; (c) take such actions that are required to be taken by the terms of any Employee Plan or other Contract as in effect on the date of the Agreement or as required to comply with applicable law; (d) take such actions as are currently contemplated under the 2007 Salary Plan (including with respect to executive officers and all other employees); (e) in respect of employees other than executive officers, take such actions that are in the ordinary course of business consistent with past practice; and (f) amend any broad-based Employee Plan in the ordinary course of business consistent with past practice (including, but not limited to, the renegotiation of third-party provider rates, coverage and benefits with respect to the Company’s health and welfare benefit plans); provided that no action taken by the Company or any of its Subsidiaries pursuant to (a), (e) and (f) above shall result in a material increase in fixed or contingent liabilities of the Company, Parent and their respective Subsidiaries.
     (x) take any action that is intended to result in any condition to the Merger set forth in Section 6 not being satisfied;
     (xi) terminate, cancel or otherwise materially modify its relationship with, or any material Contract with, any material supplier or decrease materially or materially limit the products or services provided by such supplier to the Company other than in the ordinary course of business consistent with past practice;
     (xii) terminate, cancel or otherwise materially modify its relationship with, or any material Contract with, any material customer or decrease materially or materially limit the sale of the Company’s products or services to any such customer other than in the ordinary course of business consistent with past practice;
     (xiii) adopt or implement any shareholder rights plan, “poison pill” antitakeover plan or other similar plan, device or arrangement that, in each case, is applicable to the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement or the Voting Agreements;
     (xiv) make any material change in financial accounting methods, principles or practices of the Company or any of its Subsidiaries, except insofar as may be required by a change in GAAP or applicable law or regulations, except any changes in the ordinary course of business consistent with past practice;
     (xv) within the 90-day period prior to the Closing Date, take any action affecting in whole or in part any site of employment, facility, operating unit or employee of the Company that would trigger the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988;
     (xvi) write up, write down or write off the book value of any assets material, individually or in the aggregate, for the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice or as required by GAAP, consistently applied; or
     (xvii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
     (b) Certain Tax Matters.

     (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (A) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) initiated against or with respect to the Company or any of its Subsidiaries in respect of any material tax; (B) subject to Section 4.1(a)(viii), not settle or compromise any Action against or with respect to the Company or any of its Subsidiaries in respect of any material tax; and (C) not make or revoke any material tax election, change any material method of tax accounting, amend any tax return in a manner that is material, enter into any material closing agreement with respect to any tax or surrender any right to claim a material tax refund, in the case of clause (B) and (C) without Parent’s consent, which consent shall not be unreasonably withheld or delayed; provided however that the Company shall have the right to take any action specified in clause (B) or (C) without Parent’s consent if such action is (1) in the ordinary course of business and consistent with past practice or (2) required by applicable law; provide, further, that if an action described in clause (1) or (2) is in respect of any income tax, the Company shall give Parent 10 Business Days notice prior to taking such action during which period Parent may comment on such action. Parent shall be deemed to consent to any action for which consent is required by Parent under this Section 4.1(b)(i) if the Company does not receive written objection to such action from Parent within 10 Business Days of the Company’s giving notice of such proposed action.
     (ii) Parent shall be liable for all transfer, stamp, real estate gains and other similar taxes arising from the transactions contemplated by the Agreement. Parent shall file all tax returns relating to such taxes.
     (c) Advice of Changes. Subject to applicable laws relating to the exchange of information, the Company shall promptly advise Parent orally and in writing of any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     (d) Control of Operations. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 4.1(a) or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of outside counsel, violate applicable Regulatory Law.

     Section 4.2 No Solicitation.
     (a) The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) solicit or initiate or take any other action knowingly to facilitate or encourage, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Takeover Proposal except to notify such Person of the existence of this provision; provided, however, that, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company may, in response to a bona fide unsolicited, written Takeover Proposal made after the date of this Agreement that the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and financial advisor constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and that did not result from a breach of this Section 4.2, provided the Board of Directors of the Company shall have determined in good faith after consultation with its outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with fulfilling its fiduciary duties under applicable law, and subject to compliance with Sections 4.2(c) and (d), and after providing Parent advance notice of the intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person (and its representatives) making such Takeover Proposal pursuant to a customary confidentiality agreement no less restrictive on such Person than the confidentiality agreement in effect between the Company and Parent (as it may be amended from time to time, the “Confidentiality Agreement”); provided that all such information not previously provided to Parent is provided on a prior or substantially concurrent basis to Parent, except to the extent such information would be reasonably likely to result in competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or such disclosure is prohibited by applicable Governmental Entities or pursuant to applicable laws, in each case relating to the exchange of information (“Prohibited Information”), and so long as no information is provided to the Person making such Takeover Proposal that would constitute Prohibited Information with respect to such Person, and (B) participate in discussions or negotiations with the Person (and its representatives) making such Takeover Proposal regarding such Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or Affiliate of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. As of the date hereof, the Company has, and has caused each of its Subsidiaries and each of the Representatives to have terminated all discussions or negotiations with all third parties regarding any Takeover Proposal and requested the prompt return or destruction of all confidential information relating to the Company or any of its Subsidiaries previously furnished to each such third party within the last year. The term “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, restructuring, investment, liquidation, dissolution, or similar transaction, of (x) assets or businesses that constitute or represent 15% or more of the total assets of the Company and its Subsidiaries, taken as a whole, or (y) 15% or more of the outstanding Company Common Shares.
     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, withhold or qualify (or modify in a manner adverse to Parent or Merger Sub) or propose publicly to withdraw, withhold or qualify (or modify in a manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by such Board of Directors of the Company or any such committee of this Agreement or the Merger, or recommend the approval or adoption of or, propose publicly to recommend the approval or adoption of, any Takeover Proposal or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger (each such action being referred to herein as an “Adverse Recommendation”), or (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or that would reasonably be expected to lead to, any Takeover Proposal (other than a Confidentiality Agreement referred to in Section 4.2(a) or a standstill agreement with respect to the Company). Notwithstanding anything in this Section 4.2 to the contrary, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company may, if the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that it would be inconsistent with fulfilling its fiduciary duties under applicable law for it not to do so, in response to a Superior Proposal (as defined below) that did not result from a breach of Section 4.2(a), (x) effect an Adverse Recommendation or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(g) and concurrently enter into an Acquisition Agreement to accept the Superior Proposal; provided however, that the Company shall not terminate this Agreement pursuant to Section 7.1(g), and any purported termination pursuant to Section 7.1(g) shall be void and of no force or effect, unless the Company shall have complied in all material respects with all the provisions of this Section 4.2, including the notification provisions in this Section 4.2, and with all applicable requirements of Section 5.6(b) (including the payment of the Company Termination Fee (as defined in Section 5.6(b)); and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.1(g) until after the fifth Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the Person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.1(g) if such Superior Proposal still constitutes a Superior Proposal (taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise) at the end of such five Business Day period (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period). The term “Superior Proposal” means any bona fide offer that is not subject to any due diligence condition to either party’s obligation to consummate the transaction made by a third party in respect of a transaction that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company or one of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Shares or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, which transaction the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) (taking into account the Person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors of the Company) to be more favorable to the shareholders of the Company than the Merger, taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise.
     (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company shall promptly (and in any case within 24 hours) advise Parent orally and in writing of any Takeover Proposal, any request for information that the Company has reason to believe may lead to, or that contemplates, a Takeover Proposal, or any inquiry the Company has reason to believe may lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry and any action taken or proposed to be taken by the Company in response to any such request, Takeover Proposal or inquiry. The Company shall take all reasonable steps to keep Parent informed of any material developments, discussions and negotiations related to such request, Takeover Proposal or inquiry.
     (d) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to make such disclosure would be reasonably likely to be inconsistent with applicable law, provided that any disclosure other than a “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) shall be deemed to be an “Adverse Recommendation” unless the Company’s Board of Directors (i) expressly rejects the applicable Takeover Proposal or (ii) expressly reaffirms its recommendation to its shareholders in favor of the Merger.
ARTICLE V
ADDITIONAL AGREEMENTS
     Section 5.1 Preparation of the Proxy Statement; Company Shareholders Meeting; Parent Shareholders Meeting.
     (a) The Company shall use all reasonable efforts to prepare and file with the SEC the Proxy Statement in preliminary form as promptly as reasonably practicable following the date of this Agreement. The Company shall use all reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto, to prepare and file with the SEC the definitive Proxy Statement as promptly as practicable thereafter and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the filing of the definitive Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall use all reasonable efforts to cooperate with the Company and to promptly provide any information or responses to comments or other assistance reasonably requested in connection with the foregoing. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent. Parent shall perform its review and provide its comments to the Company as promptly as reasonably practicable.
     (b) Concurrently with the mailing of the Proxy Statement, the Company shall provide the notice required by the terms of the Convertible Notes.
     (c) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) (in accordance with applicable law and the Company Charter and Company By-laws) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval and soliciting shareholder adoption of this Agreement. Except as expressly permitted pursuant to Section 4.2(b), the Company shall, through its Board of Directors, recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing but subject always to Section 7.1(g), the Company agrees that its obligations pursuant to this Section 5.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal or by any action taken pursuant to Section 4.2(b) (including any Adverse Recommendation) other than termination of this Agreement, and the Company shall remain obligated to call, give notice of, convene and hold the Company Shareholders Meeting. The Company shall not submit to the vote of its shareholders any Takeover Proposal, or propose to do so, until after the termination of this Agreement.
     Section 5.2 Access to Information; Confidentiality; Transition Planning.
     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, its Subsidiaries and Affiliates and to their respective Representatives, access at reasonable times and during normal business hours during the period prior to the Effective Time or the termination of this Agreement in a manner that does not unreasonably disrupt or interfere with the business and operations of the Company to all their respective properties, assets, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, make available to Parent on a prompt basis (i) access to each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any Regulatory Law (as defined below) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, provided that the Company shall not be required to provide access to or disclose information where such access or disclosure would (x) jeopardize attorney-client privilege, (y) cause competitive harm to the Company or its Affiliates if the transactions contemplated by this Agreement are not consummated or (z) contravene any law, rule, regulation, order, decree or agreement with any third party. All requests for such access shall be made exclusively to the Representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent nor any of Parent’s Representatives shall contact any of the employees, customers or suppliers of the Company, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such Representatives of the Company as the Company may designate. Any information that is obtained pursuant to this Section 5.2(a) or any other provision of this Agreement shall be subject to the applicable provisions of the Confidentiality Agreement. Each of the parties agrees to use its commercially reasonable efforts to cooperate in good faith, to the maximum extent permitted by law and not prohibited by applicable Governmental Entities or this Agreement, including applicable laws relating to the exchange of information, with respect to planning exercises relating to integration following the Effective Time.
     (b) Except as prohibited by applicable Governmental Entities and subject to applicable laws relating to the exchange of information, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate to obtain an orderly transition and integration process in connection with the Merger in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries during the period from and after the Effective Time.
     Section 5.3 Commercially Reasonable Efforts; Notification.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable laws, to consummate and make effective the Merger and the other transactions contemplated hereby, including using its commercially reasonable efforts to accomplish the following as promptly as reasonably practicable following the date of this Agreement: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approvals or waivers from any Governmental Entity, (iii) the obtaining of all materially necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.
     (b) In furtherance and not in limitation of the foregoing, each party agrees (i) to make required filings with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and in any applicable foreign jurisdiction with the appropriate Governmental Entity, the notification and report form required under the HSR Act or the antitrust and competition laws of any such foreign jurisdiction, with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, or the antitrust and competition laws of any such foreign jurisdiction, and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the antitrust and competition laws of any such foreign jurisdiction and (ii) to cooperate with the other parties to this Agreement in making such filings and other filings and disclosures in respect of the Merger and the other transactions contemplated by this Agreement as may be necessary or advisable.
     (c) Notwithstanding the foregoing, if any objections are asserted with respect to the Merger or any other transaction contemplated hereby under any Regulatory Law, or if any suit is threatened to be instituted, by any Governmental Entity challenging the Merger or any other transaction contemplated hereby or brought otherwise by any Governmental Entity under any Regulatory Law that would prohibit or materially impair or materially delay the consummation of the Merger or any other transaction contemplated hereby, each of Parent, Merger Sub and the Company agrees to take actions that may be commercially reasonably necessary to resolve any objections as may be asserted by any Governmental Entity under such Regulatory Law with respect to the Merger (including disposing of or holding separate any businesses or assets of the Company, Parent or any of their respective Affiliates under the HSR Act to the extent commercially reasonable).
     (d) Upon the Knowledge of the Company, the Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     (e) Upon the Knowledge of Parent, Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     (f) Each of the Company and Parent shall, in connection with the efforts referenced in Section 5.3(a) to obtain the approvals and authorizations (the “Requisite Approvals”) for the transactions contemplated by this Agreement under the HSR Act and any other Regulatory Law (as defined below), use its reasonable efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and to promptly inform the other party of any communication received by such party from, or given by, such party. In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and, unless the disclosure is of commercially sensitive, confidential or proprietary information of Parent or the Company, or its respective Affiliates and subject to any Regulatory Law, provide the other party with a copy of any such written communication (or summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity (other than telephone calls initiated by the Governmental Entity without advance notice) in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to any applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the Requisite Approvals. In exercising the foregoing right, each of Parent and the Company will act reasonably and promptly. Each of Parent and the Company agrees that it will consult with the other party with respect to obtaining all Requisite Approvals and each will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended and the rules and regulations thereunder, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in any particular industry or otherwise through merger or acquisition.
Section 5.4 Company Stock Options and Other Incentive Awards.
     (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Share Plans) shall adopt such resolutions or take such other actions (if any) as may be required to: (i) provide that each Company Stock Option and SSAR issued under the Company Share Plans outstanding immediately prior to the Effective Time (whether vested or unvested or subject to restrictions), shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per Company Common Share subject to such Company Stock Option or the grant price per Company Common Share for each such SSAR, as applicable, multiplied by (B) the number of Company Common Shares for which such Company Stock Option shall not theretofore have been exercised; (ii) provide that each right to receive Company Common Shares under each Restricted Share and Retention Incentive Award Agreement outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the Merger Consideration multiplied by the number of Company Common

Shares not yet issued under each such Restricted Share and Retention Incentive Award Agreement; (iii) provide for the acceleration of vesting and termination of all restrictions with respect to restricted shares immediately prior to the Effective Time, other than restricted shares issued in connection with the acquisitions by the Company of CAS, Inc. and Impact Science and Technology, which restricted shares shall be subject to the terms and conditions thereof (it being agreed that any waiver of any applicable restriction period permitted by the terms and conditions thereof shall not be exercised) and (iv) make such other changes to the Company Share Plans as the Company and Parent may agree are appropriate to give effect to the Merger.
     (b) All amounts payable pursuant to Section 5.4(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom, and shall be paid as soon as practicable and in any event within three Business Days following the Effective Time, without interest.
     (c) The Company shall use its commercially reasonable efforts to take all actions determined to be necessary to effectuate the provisions of this Section 5.4. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Share Plans) shall take or cause to be taken such actions as are required to cause (i) the Company Share Plans to terminate as of the Effective Time and (ii) the provisions in any other Employee Plan (other than the ESOP) providing for the issuance or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company following the Effective Time to be terminated as of the Effective Time.
     Section 5.5 Indemnification, Exculpation and Insurance.
     (a) Each of Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) and any indemnification agreements of the Company set forth in Section 5.5(a) of the Company Disclosure Letter or disclosed in the Filed SEC Documents shall survive the Effective Time and shall continue in full force and effect in accordance with their terms from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Parent shall ensure that the Surviving Corporation remains in a financial position to meet its commitments under this Section 5.5(a).
     (b) For six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.5(b); provided however, that in no event shall Parent be required to pay aggregate annual premiums for insurance under this Section 5.5(b) in excess of $978,750 (the “Maximum Premium”), which the Company represents and warrants is equal to 300% of the annual premiums paid as of the date hereof by the Company for such insurance; provided that, if such premium exceeds the Maximum Premium, Parent shall nevertheless be obligated to provide the most advantageous coverage as may be obtained for such Maximum Premium.
     (c) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 5.5. The rights of each indemnified party hereunder shall be in addition to any other rights such indemnified party may have under the Company Charter, Company By-laws, any applicable law, agreement or otherwise.
     (d) Parent shall pay all reasonable expenses, including reasonable attorney’s fees, incurred by any indemnified party in connection with successfully enforcing the indemnity and other obligations provided in this Section 5.5.
     (e) The provisions of this Section 5.5 shall survive the consummation of the Merger and (if the Effective Time occurs) are expressly intended to benefit each of the indemnified parties, their heirs and representatives.
     Section 5.6 Fees and Expenses.
     (a) All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
     (b) In the event that:
     (i) this Agreement is terminated by the Company pursuant to Section 7.1(g);

     (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or
     (iii) (A) a Takeover Proposal shall have been made to the Company or its shareholders or any Person has announced an intention to make, or an interest in making, a Takeover Proposal (whether or not conditional and whether or not withdrawn), (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(b)(ii) or (2) by Parent pursuant to Section 7.1(e) in the event of a breach by the Company of any of its covenants contained in this Agreement and (C) within 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 5.6(b)(iii), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.2(a), except that all references to 15% shall be deemed references to 50%), then the Company shall pay Parent a fee equal to $47 million (the “Company Termination Fee”) plus all out-of-pocket fees and expenses (including legal fees and expenses) actually incurred and reasonably documented by Parent in connection with this Agreement, the Merger and the other transactions contemplated hereby, which amount shall not exceed $3 million (the “Parent Expenses”), by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.1(g), prior to or concurrently with such termination, (y) in the case of a termination by the Company pursuant to Section 7.1(b)(ii) in accordance with Section 5.6(b)(iii), within the second business day following the consummation of such Takeover Proposal and (z) in the case of a termination by Parent pursuant to Section 7.1(d) within two Business Days after such termination.
     (c) The Company acknowledges that the agreements contained in this Section 5.6 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.6 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the other party, the Company shall pay to Parent interest on the amount set forth in this Section 5.6 from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit.

     Section 5.7 Information Supplied.
     (a) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the date it is mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
     (b) Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 5.8 Benefits Matters.
     (a) Until the 18-month anniversary of the Effective Time (the “Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company’s Subsidiaries who continue as employees of the Surviving Corporation, the Company’s Subsidiaries or the Parent during the Continuation Period, total compensation and employee benefits that are substantially equivalent in the aggregate to those currently provided by the Company or the applicable Subsidiary of the Company to such employees pursuant to the Employee Plans; provided that employees who are subject to agreements specifying compensation, benefits and payments shall be provided such compensation, benefits and payments in accordance with the such agreements. Without limiting the generality of the foregoing, the Surviving Corporation and any successor thereto shall honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements and arrangements identified in Section 5.8(a) of the Company Disclosure Letter. The Surviving Corporation shall be required to provide to any employee whose employment is terminated during the Continuation Period with severance benefits which are substantially equivalent in the aggregate to the severance benefits currently provided under the Employee Plans set forth in Section 5.8(a) of the Company Disclosure Letter, including by recognizing all service recognized by the Company and its Subsidiaries for such purpose under the applicable Employee Plan providing such severance. Benefits provided under the ESOP prior to or in connection with the Closing shall not be taken into consideration for purposes of determining equivalency pursuant to the foregoing provisions of this Section 5.8(a); provided, however, that Parent shall cause the Surviving Corporation to make employer contributions to Affected Employees under the savings plan component of the Company’s Employee Investment and Employee Stock Ownership Plan, as amended and restated effective January 1, 2007, and as may be further amended by the Surviving Corporation (or any successor plan thereto) such that the Affected Employees’ aggregate benefits satisfy the provisions set forth in the first sentence of this Section 5.8(a).
     (b) For purposes hereof, “Affected Employees” shall mean those individuals who are employees of the Company and its Subsidiaries (including those employees who are on vacation, or authorized leave of absence, including a disability or maternity leave) as of the Effective Time.
     (c) Parent shall, and shall cause the Surviving Corporation and each applicable Company Subsidiary to, except as provided below, give the Affected Employees credit for all purposes (including, but not limited to, for purposes of eligibility to participate, vesting, level of benefits and benefit accrual) under any employee benefit plans maintained by Parent, the Surviving Corporation and their respective Subsidiaries (including under any employee benefit plan intended to replace the benefits provided by any Employee Plan) in which the Affected Employees may participate following the Closing for the Affected Employees’ service with the Company and its Subsidiaries to the same extent recognized by the Company and its Subsidiaries and Affiliates immediately prior to the Effective Time in any Employee Plan in which such Affected Employee participates immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service; provided further, for the avoidance of doubt that (i) such crediting of service need not be given for benefit accrual purposes under any defined benefit pension plan or eligibility for or accrual towards post-retirement health or welfare benefits (other than with respect to current Employee Plans in which an Affected Employee participates as of the Effective Time as provided in such Employee Plan) and (ii) nothing herein shall be construed as permitting Parent to reduce accrued benefits under any Employee Plan; provided further, subject to the foregoing, if at any time Affected Employees become eligible to participate in plans of Parent or its Subsidiaries (other than with respect to current Employee Plans in which an Affected Employee participates as of the Effective Time as provided in such Employee Plan) providing post-retirement health insurance coverage, post-retirement life insurance coverage and/or defined benefit pension benefits (each a “Commencement Date”), Affected Employees shall be eligible for such coverage and/or benefits applicable to employees of Parent hired on or after the Commencement Date.
     (d) Parent shall cause the Surviving Corporation to (i) waive or continue to waive any preexisting-condition exclusions to coverage, any evidence-of-insurability requirements, and any waiting-period requirements, with respect to participation and coverage requirements applicable to the Affected Employees under any employee welfare benefit plans in which such employees may be eligible to participate after the Effective Time to the extent waived under the applicable Employee Plans immediately prior to the Effective Time; and (ii) provide or continue to provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any such welfare benefit plans in which the Affected Employees are eligible to participate after the Effective Time.
     (e) Prior to the Closing, the Company shall make a cash contribution to the ESOP in an amount sufficient to allow the trustee to repay all remaining principal and interest owing to the Company pursuant to that certain ESOP Loan Note, dated July 17, 2001, executed by the predecessor to the current trustee; and to instruct the trustee to pay such principal and interest to the Company in full satisfaction of the ESOP Loan Note; and the Company shall take such actions and execute such amendments to the ESOP, the trust agreement relating to the ESOP and any other related documents as may be required to allocate to participants in the ESOP prior to the Closing all Company Common Shares released from such Loan Suspense Account as a result of the loan repayment; and such allocations shall be made prior to the Closing. Any such amendments made to the ESOP or other documents relating to the method of allocation of the Company Common Shares so released, or any decision made by the Company that any such amendments are not required, shall be subject to the review and approval of Parent, such review and approval not to be unreasonably withheld, delayed or conditioned.
     (f) Except as otherwise provided by this Section 5.8, nothing herein shall be construed as (i) guaranteeing any Affected Employee the right to continued employment following the Effective Time or (ii) limiting Parent’s right to amend, modify or terminate any Employee Plan or any other plan or arrangement in which Affected Employees are eligible to participate following the Effective Time in accordance with the terms of such plan or arrangement as in effect on the date hereof. Nothing contained in this Section 5.8 is intended to, nor shall it serve to, amend any Employee Plan.
     Section 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release, other public statement or public filing with respect to this Agreement, the Merger and the other transactions contemplated hereby except as either party may determine is required by applicable law, court process or stock exchange rule or regulation after consultation with legal counsel. The parties agree that the initial press releases to be issued with respect to the transactions contemplated hereby shall be in the forms heretofore agreed to by the parties.
     Section 5.10 Shareholder Litigation. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to, on or after the date hereof against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).
     Section 5.11 New Jersey Industrial Site Recovery Act. With respect to the Real Property located in Parsippany, New Jersey (the “New Jersey Site”), the Company shall, at its sole cost and expense, be responsible for complying with New Jersey’s Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and implementing regulations (“ISRA”) in connection with the consummation of this Agreement. Such compliance shall include giving written notice of the transaction to the New Jersey Department of Environmental Protection (“NJDEP”) within five (5) days after the date of this Agreement, and making any further submittals required under ISRA, unless the Company provides a letter of non-applicability from NJDEP as provided under ISRA and reasonably acceptable to Parent. The Company shall keep Parent reasonably informed of the Company’s efforts to comply with (or secure a letter of non-applicability with respect to) ISRA, including providing Parent with a reasonable opportunity to comment on any written submittals to or other written communications with, and reasonable notice of and opportunity to participate in any telephonic or in-person meetings with, NJDEP in connection with such ISRA compliance. Parent shall reasonably cooperate with the Company in providing information reasonably needed for any written submittal pursuant to ISRA.
ARTICLE VI
CONDITIONS PRECEDENT
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party on or prior to the Closing Date of the following conditions:
     (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
     (b) ISRA Compliance. The Company shall have delivered to Parent (i) a written determination from the New Jersey Department of Environmental Protection that the transaction contemplated by this Agreement is not subject to ISRA or (ii) written evidence reasonably satisfactory to Parent that the Company has complied with ISRA, which shall include, without limitation, a remediation in progress waiver, a negative declaration, a no further action letter or a remediation agreement.
     (c) Antitrust.
     (i) Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

     (ii) To the extent that any other antitrust or merger control clearances, consents or approvals are required for the Merger or local implementation according to the law of any other jurisdiction, such clearances, consents or approvals shall have been granted (or have been deemed in accordance with the relevant law to have been granted) by the relevant authority.
     (d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger (collectively, “Legal Restraints”).
     Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by them on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
     (c) Consents. Parent or the Company or their applicable Subsidiaries shall have obtained all consents, approvals, authorizations, qualifications and orders of all Governmental Entities and third parties as set forth in Section 6.2(c) of the Parent Disclosure Letter.
     (d) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity based on any applicable non-competition, antitrust or pre-merger notification laws challenging the acquisition by Parent or any of its Affiliates of any Company Common Shares or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby.

     (e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     (f) Supplemental Indenture. The Trustee of the Convertible Notes shall have executed a supplemental indenture pursuant to which, as of the Effective Time, the Convertible Notes shall no longer be convertible into Company Common Shares but shall be convertible into the amount of cash specified by the Indenture, dated as of November 21, 2005 between the Company and HSBC Bank USA, National Association, as Trustee.
     Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.
     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.
     Section 6.4 Frustration of Closing Conditions. None of the Company, Parent and Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations under Section 5.3, subject to the limitations and restrictions set forth therein.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Company Shareholder Approval has been obtained:
     (a) by mutual written consent of Parent and the Company;
     (b) by either Parent or the Company: (i) if the Merger shall not have been consummated within six (6) months of the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose willful and material breach of this Agreement has been a principal reason the Merger has not been consummated by such date; and provided further that, in the event that all of the conditions to closing set forth in Article VI, other than the conditions to closing set forth in Section 6.1(c), have been satisfied or waived within the period specified in this Section 7.1(b)(i), at the election of either Parent or the Company, such period shall be extended for an additional period of three (3) months or until the conditions to closing set forth in Section 6.1(c) have been satisfied or waived, whichever occurs earlier, or (ii) if, upon a vote at the Company Shareholders Meeting duly convened therefore (or at any adjournment of postponement thereof) at which the required number of shares to adopt the Agreement were present and entitled to vote and the vote to obtain the Company Shareholder Approval is taken, the Company Shareholder Approval shall not have been obtained;
     (c) by written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;
     (d) by Parent in the event an Adverse Recommendation has occurred or the Company has breached in any material respect any obligations contained in Section 5.1(c);
     (e) by Parent, if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (ii) has not been or is incapable of being cured by the Company within 20 Business Days after its receipt of written notice thereof from Parent; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement that would not be excused by any prior breach by the Company;
     (f) by the Company if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) has not been or is incapable of being cured by Parent within 20 Business Days after its receipt of written notice thereof from the Company; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement that would not be excused by any prior breach by Parent; or
     (g) by the Company in accordance with the terms and subject to the conditions of Section 4.2(b).
     Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, or any of its Affiliates, directors, officers, shareholders, except that Parent, Merger Sub or the Company, as the case may be, may have liability or obligations set forth in Section 5.6, this Section 7.2 and Section 8; provided however, that no such termination shall relieve any party hereto from any liability for a willful and material breach by such party of any of its representations, warranties or covenants and agreements set forth in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of any such breach, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement and shall apply to all information and material delivered by any party hereunder, in each case in accordance with its terms.
     Section 7.3 Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Company Shareholder Approval has been obtained; provided however, that after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law or the rules of any relevant stock exchange requires further approval by shareholders without the further approval of such shareholders; provided further that any amendment to this Agreement must be approved by a majority of the entire Board of Directors of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     Section 7.4 Extension; Waiver. At any time prior to the Effective Time and to the extent legally permitted, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties (except to the extent prohibited by applicable law), (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided however, that after the Company Shareholder Approval has been obtained or the adoption of this Agreement by Parent as the sole shareholder of Merger Sub, there shall be made no waiver that by law or the rules of any relevant stock exchange requires further approval by shareholders without the further approval of such shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties to be bound thereby. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.
     Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (b) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one Business Day after having been sent by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) if to Parent or Merger Sub, to:
ITT Corporation
4 West Red Oak Lane
White Plains, NY 10604
Attention: General Counsel
Fax: +1 914 696 2971
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Gary Sellers, Esq.
                 Caroline B. Gottschalk, Esq.
Fax: +1 212 455 2502

     (b) if to the Company, to:
EDO Corporation
60 East 42nd Street
New York, NY 10165
Attention: General Counsel
Fax: +1 212 716 2051
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Andrew L. Bab, Esq.
Fax: +1 212 909 6836
     Section 8.3 Definitions. For purposes of this Agreement:
     (a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;
     (b) “Business Day” means any day other than a Saturday, a Sunday, a legal holiday or other day on which banking institutions or trust companies are authorized or obligated by law to close in New York, New York;
     (c) “executive officer” means the officers of the Company designated as “executive officers” in the Company’s most recent annual report filed with the United States Securities and Exchange Commission on Form 10-K;
     (d) “Knowledge of Parent” means the actual knowledge of the executive officers of Parent;
     (e) “Knowledge of the Company” means the actual knowledge of the individuals listed on Section 8.3(e) of the Company Disclosure Letter;
     (f) “Material Adverse Effect” shall mean any state of facts, change, development, effect, condition, occurrence or non-occurrence, that has been or would reasonably be expected to (i) be material and adverse to the (A) business (which shall include the reasonable expectation of management of the Company with respect to any program or award publicly announced as of the date of this Agreement), (B) assets, (C) properties, (D) condition (financial or otherwise) or (E) results of operations of the Company and its Subsidiaries, taken as a whole (whether prior to or following the Effective Time), or, following the Effective

Time, of Parent and its Affiliates, taken as a whole; or (ii) directly or indirectly, prevent or materially impede the consummation of the Merger; in each case other than any state of facts, change, development, effect, condition, occurrence or non-occurrence relating to (1) the adoption, proposal, implementation or change in laws, rules or regulations or interpretations thereof by any Governmental Entity, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (2) any change in appropriations arising from any U.S. fiscal year or supplemental budget or from any foreign government budget, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (3) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (4) any change in the aerospace and defense industry generally, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (5) the financial or securities markets or the economy in general, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (6) changes in GAAP or regulatory accounting requirements applicable to the Company or its Subsidiaries; (7) (i) losses of employees or customers to the extent resulting from the announcement or the existence of this Agreement, the Merger and the transactions contemplated in this Agreement, or (ii) actions taken by the Company or any of its Subsidiaries that are required pursuant to this Agreement (other than pursuant to Section 5.8(e)), except that this clause (7) shall not apply for purposes of Section 3.1(d)(ii) (Noncontravention); or (8) actions or omissions of the Company, taken or omitted to be taken at the specific direction of Parent;
     (g) “Parent Material Adverse Effect” means any fact, circumstance, event, change effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent and Merger Sub to consummate the Merger on a timely basis, or would reasonably be expected to do so;
     (h) “Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

     (i) “Principal State” means each of California, New York, Utah and Virginia;
     (j) a “Significant Subsidiary” of any Person means any Subsidiary of such Person that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities Act;
     (k) a “Subsidiary” of any Person means another Person of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person.
     Section 8.4 Interpretation.
     (a) When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein. References to a Person are also to its permitted successors and assigns.
     (b) Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for the purposes of the specific Sections or Subsections of this Agreement to which such section relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way to make its relevance to the information called for by such other Section or Subsection readily apparent. If the same item is required to be disclosed in more than one section of the Company Disclosure Letter, such item may be fully described in the principal section to which such item relates and incorporated into another section by a specific cross-reference in such other section to the section in which such item is fully described.
     Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original document and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except that the Confidentiality Agreement will continue in accordance with its terms, and (b) except for the provisions of Section 5.5 (and only in that case after the Effective Time), is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights or remedies. For the avoidance of doubt, no other provision of this Agreement, including Section 5.8 or any other provision relating to employee benefits or compensation, shall be deemed to confer third party beneficiary rights on any Person, notwithstanding any principle of contractual interpretation that would otherwise confer such rights.
     Section 8.8 Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.
     Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, and (d) irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ITT CORPORATION
By:	/s/ Aris C. Chicles
	Name:	Aris C. Chicles
	Title:	Vice President, Director of Strategy and Corporate Development

DONATELLO ACQUISITION CORP.
By:	/s/ Aris C. Chicles
	Name:	Aris C. Chicles
	Title:	President

EDO CORPORATION
By:	/s/ James M. Smith
	Name:	James M. Smith
	Title:	Chairman, President and Chief Executive Officer